EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2017 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Winmark Corporation on Form 10-K for the year ended December 31, 2016.  We consent to the incorporation by reference of said reports in the Registration Statements of Winmark Corporation on Forms S-8 (File No. 33-85972, File No. 333-81392, File No. 333-120489, File No. 333-138798, File No. 333-143281, File No. 333-172745, File No. 333-197600 and File No. 333-197601).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

March 10, 2017